Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION ANNOUNCES

FUTURE RETIREMENT OF CRAIG I. DEROY

SANTA ANA, Calif., June 28, 2007 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, reported today that Craig I. DeRoy has announced that he will retire effective Dec. 31, 2007. DeRoy, who joined First American in 1993, and has served as president of the company since 2004, has indicated that he plans to spend more time on philanthropic and other endeavors. During DeRoy’s time with the company, First American’s revenues grew from $1.4 billion in 1993 to $8.5 billion in 2006.

While president of the company, DeRoy was responsible for overseeing lender sales and the company’s Specialty Insurance segment—consistently one of First American’s highest margin and best performing segments, producing 12 percent annual growth in operating revenues from 2004 to 2006. DeRoy also was instrumental in developing the company’s emerging markets and strategic markets programs. Focusing on expanding homeownership through the use of products and services created by First American, these programs created new opportunities for the company’s operations, as well as those of its partners. During his tenure, DeRoy also formed the company’s first corporate-wide marketing program and directed the formalization of the company’s compliance program.

“Craig has been a key contributor to First American’s phenomenal growth over the last decade,” said Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “He has accomplished a great deal for First American and its shareholders, and his effect on the company will be lasting. Craig’s passion and dedication have been an inspiration to all of us at First American. We know that same passion and dedication will guarantee him success in the future.”

DeRoy will continue to work with the company under a five-year, part-time consulting agreement entered into with the company in connection with his retirement. First American has no current intention to appoint a new president to replace DeRoy.

“First American is a wonderful company with lots of very talented and dedicated people. I have enjoyed my time here in all capacities and, most importantly, value all of the relationships I’ve built around the company,” stated DeRoy. “First American’s future is bright and I feel comfortable that now is an appropriate time to begin my retirement. I’m looking forward to spending more time on projects of

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First American Announces Future Retirement of Craig DeRoy

personal interest, and the consulting arrangement First American has offered affords me the opportunity to continue to work with the company over the next five years, while I pursue other endeavors.”

The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889, is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information and First Advantage. With revenues of $8.5 billion in 2006, First American has approximately 2,100 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Mark Seaton Director, Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com